November 6, 2002

Mr. Ronald N. Warner
10 Stockton Drive
Voorhees, New Jersey 08043

Dear Ron:

I am pleased to offer you the position of Vice President Global Scientific Affairs for Alpharma Inc, reporting directly to Mike Valentino.

I am confirming the following compensation and benefits, as a beginning of what I hope will be a fruitful relationship.

Your annual salary will be $300,000 paid on a bi-weekly basis. You will be eligible for a salary review, based on your performance, in April 2004.

Beginning in 2003, you will be eligible to participate in the Company's Performance Incentive Plan, with a bonus target equal to 45% of your salary. Please note that the incentive payment depends upon both individual and Company performance.

You will be paid a $150,000 sign-on award ($75,000 in your first payroll check, and an additional $75,000 upon the completion of 18 months of employment). The portion that is paid upon the completion of 18 months of service will be forfeited, if prior to that date, you voluntarily resign or your employment is terminated for the Company "for Cause". Should your employment be terminated either "without Cause" or upon a Change of Control in the Company, the final award payment is guaranteed.

To recognize your prior career achievements and to further align you with our Company's shareholders, you will be awarded 40,000 stock options upon your start date with Alpharma. All stock options become exercisable in 25% increments over the next four anniversary dates, and will remain exercisable through the tenth anniversary date of each grant. This award includes 15,000 shares, which would normally be granted in 2003; the Compensation Committee of the Board of Directors recently approved accelerating our 2003 stock option grants for all eligible employees. Your annual award target is for up to 15,000 shares.

As you know, we are recommending to the Compensation Committee of the Board of Directors a long-term incentive plan for our key executives. Should this plan be approved, you will eligible to participate.

You will receive an Automobile Allowance of $15,000 per year. The Company will reimburse you up to $2,000 per year for maintenance expenses and reimburse you for personal automobile insurance as well as a $1,000,000 personal liability/umbrella policy. Also, you will receive a Financial Planning Allowance of $3,000 per year. In 2003, we will be combining all of these allowances into one overall Executive Allowance, including tax gross-ups for automobile maintenance, insurance and financial planning allowances.

As a Vice President, you will be eligible for Alpharma's Executive Severance and Change of Control Plans. The Severance Plan provides for 12 months of salary continuation should your employment be terminated by the Company for any reason other than "for Cause". All vested stock options will remain exercisable for 30 days following termination date, and all unvested stock options will be forfeited.

The Change of Control Plan provides for an additional 6 months of salary continuation (18 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than "for Cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. All outstanding stock options will become vested upon a Change of Control and will remain exercisable through the remaining stock option periods.

During any periods of salary continuation, you will continue to participate in the in the Company's healthcare plans at normal employee rates and be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans.

You will earn vacation at a rate of 20 days per year, which is accrued on a pay period basis. You will also be given 12 holidays each calendar year (six of which are designated as floating holidays).

Additionally, you will be entitled to the Alpharma benefit package that includes the following:

    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years of employment. The Company also provides a Supplemental Executive Retirement Plan.

    A Non-Qualified Savings Plan, similar to a 401(k) plan, to which you can contribute an unlimited percentage of pre-tax salary and incentive compensation (not subject to IRS limitations). The first 6% of contributions will be matched by the Company on a scale ranging from 40% to 100%, based on your length of service. You will be able to invest all contributions in the same accounts offered to participants of the Company's 401(k) plan, which is administered by T. Rowe Price. Enrollment is subject to plan provisions.

    A Stock Purchase Plan in which you can contribute up to 4% of salary for the purchase of Alpharma's stock. The Company will match 50% of your contributions. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.

    A Group Health and Medical Plan for which you pay $56.77 for family coverage, on a bi-weekly/payroll basis n 2003. The Company pays the remainder of the premium. You become eligible for this benefit upon the start of your employment.

    Company paid Basic Life, and Accidental Death and Dismemberment Insurance equal to three times your base salary, up to a maximum benefit of $1,00,000 for each plan. In 2003, you will be able to purchase supplemental life insurance up to three times salary with a maximum benefit of $750,000 or $1,000,000, with satisfactory evidence of good health.

    A Short-term Disability Program that pays 66% percent of your base salary for six months, and a long-term disability plan that provides a monthly benefit equal to 60% of salary up to a maximum monthly benefit of $10,000.

    A Tuition Assistance Program, which pays for job related studies provided the course is passed with a grade "C" or better.

Ron, I am very excited about you joining Alpharma on a mutually agreed upon date. Please note that this offer of employment is contingent upon providing necessary identification for proof of citizenship and/or authorization to work in the U.S on your first day of employment.

I would appreciate your acknowledging this offer of employment by signing this letter as a matter of record. Please return the signed copy to me.

/s/ George P. Rose

George P. Rose
Executive Vice President,
Human Resources & Communications
Alpharma Inc.

As an acknowledgment of your understanding and acceptance of our offer, please sign below and return to my attention. A copy is enclosed for your personal records.

Very truly yours,

/s/ Ronald N. Warner	Nov. 11, 2002
Ronald N. Warner	Date